Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our audit report dated February 22, 2006 on the consolidated balance sheets of Cascades Inc. as at December 31, 2005 and 2004, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005 which is included in the Annual Report on Form 40-F of Cascades Inc. for the fiscal year ended December 31, 2005 and our related Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated February 22, 2006 also included in this Form 40-F.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants

Montréal, Canada

February 22, 2006